                                                                      Exhibit 16

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE


                                                       Three Months    Three Months
                                                          Ended           Ended
                                                      March 31, 2001  March 31, 2000
                                                      --------------  --------------
Net income                                              $  178,074      $  346,595
                                                        ----------      ----------

Weighted average common shares outstanding               3,389,515       3,490,174

Common stock equivalents due to dilution effect
 of stock options                                            2,456              31
                                                        ----------      ----------

Total weighted average common shares and
 equivalents outstanding                                 3,391,971       3,490,205
                                                        ----------      ----------

Basic earnings per common share                         $     0.05      $     0.10
                                                        ==========      ==========

Diluted earnings per common share                       $     0.05      $     0.10
                                                        ==========      ==========